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                                                                    EXHIBIT 99.2


SAMSONITE ANNOUNCES $2.6 MILLION RESTRUCTURING CHARGE FOR EUROPEAN OPERATIONS-EXPECTED TO SAVE $2.2 MILLION ANNUALLY

Denver, March 23, 1998 /PR Newswire/-- Samsonite Corporation (Nasdaq:SAMC) announced today a restructuring of its Torhout, Belgium softside manufacturing operations. The Company will incur a restructuring charge totaling approximately $2.6 million pre-tax in its first fiscal 1999 quarter which ends April 30, 1998. It expects annual savings of $2.2 million pre-tax from the restructuring, or approximately $0.07 per share after taxes.

Samsonite Europe has begun negotiations with trade unions which should lead to the elimination of approximately 111 full-time jobs at the Torhout softside plant which will be restructured as a European "competence center" where approximately 100 full-time jobs will be maintained for product development and design. Samsonite said the Torhout restructuring will not affect the Oudenaarde, Belgium hardside production facility.

Over the past 30 months, Samsonite has recorded a series of restructuring provisions to accrue the costs of consolidating and reorganizing various operations and realigning its management and workforce structure. Samsonite's President and Chief Operating Officer, Luc Van Nevel, stated, "This restructuring is in furtherance of our efforts to restructure our worldwide operations to operate in the most cost efficient and competitive manner. The need for this restructuring is a consequence of the high Western European labor cost to produce softside luggage. While we regret having to take these actions, we are very pleased to be able to maintain the Torhout plant as a competence center which will be responsible for new softside product development and design."

Samsonite Corporation, headquartered in Denver, Colorado with European headquarters in Oudenaarde, Belgium, is the world's largest manufacturer and distributor of luggage and business cases. The majority of its products are marketed under the Samsonite, American Tourister and Lark brand names. The Company has operations in the United States, Canada, Mexico, several European countries, Brazil, China, India, Korea, Hong Kong, and Singapore.

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual estimated cost savings and future performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following: achieving estimated staff reductions while maintaining workflow and product supply at costs lower than are currently incurred; general economic and business conditions; and competition.